As filed with the Securities and Exchange Commission on October 21, 2025

Registration No. 333-268634

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-268634
UNDER
THE SECURITIES ACT OF 1933

FLAGSTAR BANK, NATIONAL ASSOCIATION
(Exact name of registrant as specified in its charter)

United States of America	38-2734984
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

102 Duffy Avenue, Hicksville, New York	11801
(Address of Principal Executive Offices)	(Zip Code)

Flagstar Bancorp, Inc. 2016 Stock Award and Incentive Plan
(Full title of the plan)

Joseph M. Otting
President and Chief Executive Officer and Executive Chairman
102 Duffy Avenue
Hicksville, New York 11801
(Name and address of agent for service)
(516) 683-4100
(Telephone number, including area code, of agent for service)

Copies To:
Bao Nguyen
Senior Executive Vice President, General Counsel and Chief of Staff
102 Duffy Avenue
Hicksville, New York 11801
(516) 683-4100

H. Rodgin Cohen
Jared Fishman
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004-2498
(212) 558-4000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-268634) (the “Registration Statement”), filed by Flagstar Financial, Inc. f/k/a New York Community Bancorp., Inc. (the “Predecessor”) with the Securities and Exchange Commission (the “Commission”).
The Registration Statement originally registered shares of common stock of Predecessor in connection with the merger completed on December 1, 2022. Pursuant to the Agreement and Plan of Merger dated April 24, 2021, as amended, by and among Predecessor, 615 Corp. (“Merger Sub”), and Flagstar Bancorp, Inc. (“FSBC”), Merger Sub merged with and into FSBC, with FSBC surviving (the “Merger”). Immediately following the Merger, FSBC merged with and into Predecessor, with Predecessor as the surviving entity. As a result, the Registration Statement registered: (i) 3,082,914 shares of Predecessor common stock issuable pursuant to awards outstanding under the Flagstar Bancorp, Inc. 2016 Stock Award and Incentive Plan (“Flagstar Stock Plan”) at the effective time of the Merger; and (ii) 4,197,129 additional shares of Predecessor common stock that may be issued pursuant to awards granted under the Flagstar Stock Plan, as assumed by Predecessor, in accordance with and subject to the terms of Section 303A.08 of the NYSE Listed Company Manual. These additional shares represented the remaining number of FSBC common stock shares available for issuance under the Flagstar Stock Plan immediately prior to the Merger, adjusted appropriately to reflect the transaction.

This Post-Effective Amendment is being filed pursuant to Part 16 of the regulations promulgated by the Office of the Comptroller of the Currency (the “OCC”), including 12 C.F.R. § 16.15, to reflect the completion by the Predecessor of an internal reorganization to streamline and simplify its corporate structure (the “Reorganization”), pursuant to which the Predecessor merged with and into Flagstar Bank, National Association, a banking association organized under the laws of the United States (the “Issuer”), with the Issuer continuing as a publicly-traded company. In the Reorganization, which was completed on October 17, 2025, each share of the issued and outstanding common stock, $0.01 par value per share, of the Predecessor (“Predecessor Common Stock”) was converted into one share of common stock, par value $0.01 per share, of the Issuer (“Issuer Common Stock”), having substantially the same rights, powers, preferences, qualifications, limitations and restrictions as the Predecessor Common Stock.
Pursuant to the Reorganization, the Issuer became the successor issuer to the Predecessor pursuant to Rule 12g-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).
In connection with the Reorganization, the Issuer assumed the Flagstar Stock Plan from the Predecessor. Each award under the Flagstar Stock Plan assumed by the Issuer is issuable upon the same terms and conditions as were in effect immediately prior to the completion of the Reorganization, except that all such awards under the Flagstar Stock Plan now entitle the holder thereof to acquire shares of common stock of the Issuer.
The Issuer, as the successor registrant to the Predecessor, hereby expressly adopts this registration statement as its own for all purposes of the Exchange Act and the regulations promulgated by the OCC contained in 12 C.F.R. Part 16.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
All information required by Part I of this registration statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plan covered by this registration statement as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents filed with the Commission by the Issuer (or the Predecessor prior to the Reorganization) are incorporated by reference into this registration statement:

(a)The Predecessor’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on March 4, 2025 (and the related Notification of Late Filing on Form 12b-25 filed with the Commission in connection therewith on March 4, 2025);

(b)The portions of the Predecessor’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 25, 2025, that are incorporated by reference in Part III of the Predecessor’s Annual Report on Form 10-K for the year ended December 31, 2024;

(c)The Predecessor’s (i) Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 9, 2025, and (ii) Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the Commission on August 7, 2025;

(d)The Predecessor’s Current Reports on Form 8-K filed with the Commission on March 21, 2025 (amending, only with respect to Item 5.02, a Current Report on Form 8-K filed on March 8, 2024), June 6, 2025, July 7, 2025, July 24, 2025 (only with respect to Item 1.01), August 22, 2025 and October 7, 2025 (except in all cases for the information in such Current Reports on Form 8-K that has been furnished rather than filed in accordance with SEC rules); and

(e)The description of the Predecessor’s common stock set forth in the applicable Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed with the Commission for the purpose of updating such description, including the Issuer’s Current Report on Form 8-K filed with the Commission on October 20, 2025.
In addition, all documents filed by the Issuer pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than those documents or portions of those documents that may be “furnished” and not filed with the Commission), subsequent to the effective date of this registration statement, prior to the filing of a post-effective amendment that indicates that all shares of Issuer Common Stock offered hereby have been sold or that deregisters any shares of such Issuer Common Stock then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.
Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Issuer (also referred to in this Item 6 as the “Association”) is a national banking association organized under the laws of the United States of America. Article TENTH of the Issuer’s Amended and Restated Articles of Association, and Article VII of the

Issuer’s Amended and Restated Bylaws, which are both included below, set forth the circumstances under which directors, officers, employees and agents of the Issuer may be insured or indemnified against liability which they incur in their capacities as such.

Article TENTH of the Issuer’s Amended and Restated Articles of Association provides as follows:
TENTH. A director of the association shall not be personally liable to the association or its shareholders for damages for any breach of duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under applicable law. No amendment, modification or repeal of this Article TENTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.
The bank may make or agree to make indemnification payments to an institution-affiliated party, as defined at 12 USC 1813(u), for an administrative proceeding or civil action initiated by any federal banking agency, that are reasonable and consistent with the requirements of 12 USC 1828(k), 12 CFR 359, and 12 CFR 7.2014.
The bank may indemnify an institution-affiliated party, as defined at 12 USC 1813(u), for damages and expenses, including the advancement of expenses and legal fees, in cases involving an administrative proceeding or civil action not initiated by a federal banking agency, in accordance with the Delaware General Corporation Law, Del. Code Ann. Tit. 8 (1991, as amended 1994, and as amended thereafter), provided such payments are consistent with safe and sound banking practices.
The association may, upon affirmative vote of a majority of its board of directors, purchase and maintain insurance to indemnify its institution-affiliated parties, as defined at 12 U.S.C. § 1813(u), to the extent that such indemnification is allowed in these Articles of Association or the Bylaws; provided, however, that no such insurance shall include coverage for the cost of any judgment or civil money penalty assessed against such person in an administrative proceeding or civil action commenced by any federal banking agency. Such insurance may, but need not, be for the benefit of all institution-affiliated parties.
If this Article TENTH or any part hereof, shall be held unenforceable in any respect by a court of competent jurisdiction, it shall be deemed modified to the minimum extent necessary to make it enforceable, and the remainder of this Article TENTH shall remain fully enforceable.
Article VII of the Issuer’s Amended and Restated Bylaws provides as follows:

Section 7.01 Indemnification. Except as provided in Section 7.03 of these Bylaws, the Association shall, to the maximum extent permitted, indemnify an individual made a party to a proceeding because he or she is or was an institution-affiliated party, as defined at 12 U.S.C. § 1813(u) (an “Institution-Affiliated Party”), against liability incurred in the proceeding if his or her conduct was in good faith, he or she reasonably believed that his or her conduct was in, or not opposed to, the Association’s best interests, and in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Termination of the proceeding by judgment, order, settlement, conviction, upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the Institution-Affiliated Party did not meet the standard of conduct described in this Section 7.01.

Section 7.02 Banking Agency Proceedings or Actions. The Association shall make or agree to make indemnification payments to an Institution-Affiliated Party for an administrative proceeding or civil action initiated by any Federal banking agency, that are reasonable and consistent with the requirements of 12 U.S.C. § 1828(k) and its implementing regulations. The Association shall indemnify an Institution-Affiliated Party for damages and expenses, including the advancement of expenses and legal fees, in cases involving an administrative proceeding or civil action not initiated by a Federal banking agency, in accordance with applicable law; provided, that such payments are consistent with safe and sound banking practices.

Section 7.03 Certain Restrictions on Indemnification. The Association may not indemnify an Institution-Affiliated Party in connection with a proceeding by or in the right of an Association in which such Institution-Affiliated Party was adjudged liable to the Association, or in connection with any other proceeding charging that such party derived an improper personal benefit, whether or not involving action in his or her official capacity, in which proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit.

Section 7.04 Mandatory Indemnification. Subject to the restrictions in Section 7.03 above, the Association shall indemnify a director or officer of the Association who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he or she was a party because he or she is or was a director or officer of the Association, against reasonable expenses incurred by him or her in connection with the proceeding or claim with respect to which he or she has been successful.

Section 7.05 Determination. The Association may not indemnify an Institution-Affiliated Party under Section 7.01 of these Bylaws unless authorized and a determination has been made in a specific case that indemnification of the Institution-Affiliated Party is permissible in the circumstances because the Institution-Affiliated Party has met the applicable standard of conduct set forth in Section 7.01 of these Bylaws. Such determination shall be made either (a) by the Board of Directors or their designee in accordance with applicable law, or (b) by the holders of common stock of the Association, by a majority of the votes entitled to be cast by holders of qualified shares present in person or by proxy at a meeting. The majority of the votes entitled to be cast by the holders of all qualified shares constitute a quorum for purposes of action that complies with this Section 7.05.

Section 7.06 General Indemnification. The indemnification and advancement of expenses provided by this Article VII shall not be construed to be exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Articles of Association, these Bylaws, any agreement, any vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

Section 7.07 Advances. The Association, in accordance applicable law, shall pay for or reimburse the reasonable expenses incurred by an Institution-Affiliated Party who is a party to a proceeding in advance of final disposition of the proceeding if (a) such party furnishes the Association a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct described in Section 7.01 of these Bylaws, (b) such party furnishes to the Association a written undertaking in the form required by applicable law, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the applicable standard of conduct and (c) a determination is made that the facts then known to those making a determination would not preclude indemnification under this Article VII.

Section 7.08 Scope of Indemnification. Except as otherwise provided in these Bylaws, the indemnification and advancement of expenses authorized by this Article VII are intended to permit the Association to indemnify to the fullest extent permitted by applicable law, any and all persons whom it shall have power to indemnify under applicable law from and against any and all of the expenses, liabilities or other matters referred to in or covered by such laws. Any indemnification or advancement of expenses hereunder shall, unless otherwise provided when the indemnification or advancement of expenses is authorized or ratified, continue as to a person who has ceased to be an Institution-Affiliated Party and shall inure to the benefit of such person’s heirs, executors and administrators.

Section 7.09 Insurance. The Association may provide for the payment of reasonable premiums for insurance on behalf of a person who is or was an Institution-Affiliated Party, or who, while serving as an Institution-Affiliated Party, is or was serving at the request of the Association as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic Association, or other person, or of an employee benefit plan, against liability asserted against or incurred by him or her in any such capacity or arising out of his or her status in any such capacity, whether or not the Association would have the power to indemnify him or her against the liability under the provisions of this Article VII or applicable law, as the same may hereafter be amended or modified; provided, that such liability insurance shall be consistent with the requirements of 12 C.F.R. 7.2014 and shall exclude coverage of liability for a formal order assessing civil money penalties against an Institution-Affiliated Party.

Section 7.10 Reliance Upon Corporate Records. Each director and officer and each member of any committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Association or of any of its subsidiaries, or upon information, opinions, reports or statements made to the Association or any of its subsidiaries by any officer or employee of the Association or of a subsidiary or by any committee designated by the Board of Directors or by any other person as to matters such director, officer or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Association.

Section 7.11 Other Rights and Remedies. The rights to indemnification and advancement of expenses provided in this Article shall be in addition to any other rights which a party may have or hereafter acquire under any applicable law, contract, order or otherwise.

Section 7.12 Severability. If any provision of this Article VII shall be held to be invalid, illegal or unenforceable for any reason, the remaining provisions of this Article VII shall not be affected or impaired thereby, but shall, to the fullest extent possible, be construed so as to give effect to the intent of this Article VII that each party covered hereby is entitled to the fullest protection permitted by applicable law.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

For the list of exhibits, see the Exhibit Index to this Post-Effective Amendment, which is incorporated herein by reference.

Item 9. Undertakings

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the

Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Articles of Association of Flagstar Bank, National Association (1)

4.2	Amended and Restated Bylaws of Flagstar Bank, National Association (2)

4.3	Certificate of Designations of the Registrant with respect to the Series A Preferred Stock, dated March 16, 2017, filed with the Secretary of the State of Delaware and effective March 16, 2017 (3)

4.4	Flagstar Bancorp, Inc. 2016 Stock Award and Incentive Plan (4)

5.1	Opinion of Sullivan & Cromwell LLP*

23.1	Consent of KPMG LLP*

23.2	Consent of Sullivan & Cromwell LLP (included in the opinion filed as Exhibit 5.1 and incorporated herein by reference)*

24.1	Power of Attorney (included on the signature page)*

107	Filing Fee Table (5)

*    Filed herewith.
(1)    Incorporated by reference to Exhibit 3.1 to the Issuer’s Current Report on Form 8-K (File No. 1-31565), as filed with the Commission on October 20, 2025.
(2)    Incorporated by reference to Exhibit 3.2 to the Issuer’s Current Report on Form 8-K (File No. 1-31565), as filed with the Commission on October 20, 2025.
(3)    Incorporated by reference to Exhibit 4.2 to the Predecessor’s Current Report on Form 8-K (File No. 1-31565), as filed with the Commission on March 17, 2017.
(4)    Incorporated by reference to Exhibit 10.14 to the Predecessor’s Form 10-K (File No. 1-31565), as filed with the Commission on March 1, 2023.
(5)    Incorporated by reference to Exhibit 107 to the Predecessor’s Registration Statement on Form S-8 (File No. 333-2689634), as filed with the Commission on December 1, 2022.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hicksville, State of New York, on the 20th day of October 2025.

FLAGSTAR BANK, NATIONAL ASSOCIATION

By:	/s/ Joseph M. Otting
Joseph M. Otting
President and Chief Executive Officer
(Principal Executive Officer)
POWER OF ATTORNEY
We, the undersigned directors and officers of Flagstar Bank, National Association hereby severally constitute and appoint Joseph M. Otting, Lee M. Smith and Bao Nguyen as the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to the registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully, and to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment to the registration statement has been signed below by the following persons in the capacities indicated on the 20th day of October 2025.

/s/ Joseph M. Otting
Joseph M. Otting	President, Chief Executive Officer and Executive Chairman (Principal Executive Officer)

/s/ Lee M. Smith
Lee M. Smith	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Bryan L. Marx
Bryan L. Marx	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ Secretary Steven T. Mnuchin
Secretary Steven T. Mnuchin	Lead Independent Director
/s/ Milton Berlinski
Milton Berlinski	Director

/s/ Brian Callanan
Brian Callanan	Director

/s/ Alessandro P. DiNello
Alessandro P. DiNello	Director

/s/ Alan Frank
Alan Frank	Director

/s/ Marshall J. Lux
Marshall J. Lux	Director

/s/ Allen C. Puwalski
Allen C. Puwalski	Director

/s/ Jennifer R. Whip
Jennifer R. Whip	Director